Exhibit 99.1

                                  PRESS RELEASE

CONTACTS:   Charles Cimitile
            Chief Financial Officer
            SPAR Group, Inc.
            (914) 332-4100

            Roger S. Pondel
            PondelWilkinson Inc.
            (310) 279-5980

                SPAR GROUP SIGNS THREE-YEAR AGREEMENT

             TO EXTEND CREDIT FACILITY WITH LEADING BANK

TARRYTOWN, NY -- JANUARY 26, 2006-- SPAR Group, Inc. (NASDAQ:SGRP) today announced it has entered a three-year extension of its $7 million revolving credit facility, to January 2009, with Webster Business Credit Corporation, a subsidiary of Webster Bank, based in Waterbury, Connecticut.

         "The extension of the credit facility complements our strong balance sheet and solid financial position," said Robert Brown, chairman and chief executive of SPAR Group. "The credit facility allows us the financial flexibility to support working capital and growth requirements, as well as to make important technology investments."

         Warren Mino, president and chief operating officer of Webster Business Credit Corporation, said, "We have an outstanding, long-term relationship with SPAR Group and are pleased to continue working with the management team. We believe SPAR Group is a leader in the merchandising industry, and we look forward to continuing in our role of providing the company with financial resources necessary to help achieve its growth objectives,"

         With more than $17 billion in assets, Webster Bank is among the top 45 banks in the United States and is the largest publicly traded bank in southern New England.

         SPAR Group, Inc., with operations in the United States and Canada and joint venture partners in Japan, Turkey, South Africa, India, Romania, Lithuania and China, is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains, throughout the United States and internationally. For more information, visit the company's Web site, www.sparinc.com.

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